Exhibit 10.2

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement is dated April 6, 2009 and effective immediately amends the Employment Agreement with an effective date of July 11, 2005 (hereinafter the “Original Agreement”) by and between Barbara Falvey (hereinafter the “Employee”) and Hawaiian Airlines, Inc., a Hawaii corporation (hereinafter the “Company”).

For due consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree and acknowledge that:

Paragraph 8., PAYMENTS UPON TERMINATION WITHOUT CAUSE IN EXCHANGE FOR AGREEMENT TO WAIVE ALL CLAIMS, of the Original Agreement shall be amended in relevant part to read as follows (the new, added language is underscored for identification and emphasis):

a.             If Company terminates Employee’s at will employment without Cause, in addition to Accrued Obligations, Employee shall be entitled to the following payments in exchange for a valid release and waiver of all claims thorough the Termination Date that Employee may have at that time against Company or related persons or entities (“Waiver of All Claims”): Company shall pay to Employee an amount equal to Employee’s Base Salary and medical/dental premiums for one year (“the Settlement Sum”). The Settlement Sum shall be paid in a lump sum, less applicable withholdings, on the Termination Date. Company shall provide all information for continuation of fringe benefits to the extent required by law.

Additionally, Employee shall receive the prorated value of any Performance Bonus (hereinafter “Bonus”) to which Employee would have been entitled in the current year. The pro-rated Bonus is defined as an amount equal to the Bonus the individual would have received for the year in which the employment is terminated assuming that the individual’s personal performance score had been rated as a ‘Met Expectations’ times the fraction of the year that the individual was employed by the Company. The corporate performance portion of the Bonus shall be based upon the Company’s corporate performance score for the year of termination times the fraction of such year that the individual was employed by the Company. Both the corporate performance and the individual performance portions of the pro-rated Bonus will otherwise be calculated and paid at the same time (i.e. generally during the first quarter of the year following the date of termination), be subject to the same conditions (including EBITDAR conditions and clawback conditions) and be paid in the same form of consideration (i.e., cash and/or equity) as the bonuses are paid to other Bonus eligible employees, except that, in the Compensation Committee’s sole discretion, all of the Bonus may be paid in cash in lieu of equity.

All other terms and conditions of the Original Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties hereto have caused this First Amendment to Employment Agreement to be executed as of the date written above.

COMPANY		EMPLOYEE

By:	/s/ Mark B. Dunkerley	By:	/s/ Barbara Falvey
	Mark B. Dunkerley		Barbara Falvey
President & Chief Executive Officer